Exhibit 99.1

The St. Joe Company Reports Second Quarter and First Half 2023 Results and Increases Quarterly Dividend by 20%

Highlights for the second quarter of 2023 compared to the second quarter of 2022:

  Quarterly net income attributable to the Company increased by 104% to $34.7 million from $17.0 million.
  Quarterly revenue increased by 88% to $128.1 million from $68.2 million.
  Real estate revenue increased by 148% to $69.3 million from $28.0 million with average base revenue, excluding homesite residuals, per homesite sold of $153,000 as compared to $83,000.
  Hospitality revenue increased by 52% to a quarterly record of $45.1 million from $29.6 million.
  Leasing revenue increased by 33% to $12.4 million from $9.3 million. As of June 30, 2023, the 1,041,000 of net rentable square feet were 98% leased.
  Homesite closings volume increased 30% to 300 homesites from 231 homesites.
  Latitude Margaritaville Watersound unconsolidated joint venture home sale transaction completions increased by 152% to 164 homes as compared to 65 homes.

PANAMA CITY BEACH, Fla.--(BUSINESS WIRE)--July 26, 2023--The St. Joe Company (NYSE: JOE) (the “Company”) today reports second quarter and first half 2023 results.

Jorge Gonzalez, the Company’s President and Chief Executive Officer, said, “We showed solid organic growth in the quarter across each of our segments without any unique one-time events. We grew revenue in the second quarter of 2023 by 88% and net income attributable to the Company by 104%. Our real estate revenue grew by 148% to $69.3 million. Our hospitality revenue grew by 52% to $45.1 million even with four of the new hotels not being open at the start of the quarter. Our leasing revenue grew by 33% to $12.4 million.”

Mr. Gonzalez continued, “We sold 300 homesites in the second quarter of 2023 as compared to 231 homesites in the second quarter of 2022. The 300 homesite sales were across 10 different communities, sold to 10 separate homebuilders and various retail customers, with the average base revenue per homesite increasing to $153,000 when compared to $83,000 for the second quarter of 2022.

“In addition to our homesite sales, the Latitude Margaritaville Watersound unconsolidated joint venture had 150 new contracts and 164 completed home sales in the quarter. The 665 homes under contract at quarter end are expected to result in a sales value of $333.2 million to the joint venture. Since the start of sales in the community in 2021, there have been 1,341 home sale contracts and 676 completed homes at Latitude, all of which occurred without a completed amenity. The amenity, located on the Intracoastal Waterway, opened in June and we anticipate will help to grow sales.”

Mr. Gonzalez concluded, “This quarter demonstrates what we have been saying all along, which is that housing demand in our region is solid and our quarter-to-quarter homesite sales and margin results depend more on the timing of completion of development and product mix. The biggest driver to housing demand in our region is the net migration that is occurring from a wider range of geographies where individuals and families are looking for a high quality of life, safety, security, natural beauty, and great schools. Walton County is ranked #3 out of 67 school districts in Florida. In addition to net migration, more vacationers are discovering our area as demonstrated by the 52% growth in our hospitality revenue. At the start of 2020, we had a total of only 71 hotel rooms for visitors as compared to the end of the second quarter of 2023, where we now have 1,177 hotel rooms in a wide range of locations at varying price points.

“We will continue to focus on long term value creation by executing on what we know to be true. We own nearly 170,000 acres in Florida. We have ‘as of right’ entitlements to develop over 170,000 residential units and tens of millions of square feet of commercial space, and we are only beginning, with the majority of the current revenue derived from less than 2% of our land holdings. We have proven that we can grow recurring profits by efficiently developing, leasing, and operating real estate assets rather than just selling land.”

Consolidated Second Quarter and First Half 2023 Results

Total consolidated revenue for the second quarter of 2023 increased by 88% to $128.1 million, as compared to $68.2 million for the second quarter of 2022. Real estate revenue increased by 148% to $69.3 million, hospitality revenue increased by 52% to $45.1 million and leasing revenue increased by 33% to $12.4 million. Homesite unit sales increased 30% to 300 for the second quarter of 2023, as compared to 231 units for the second quarter of 2022, while the average base unit sales price for the second quarter of 2023 was $153,000, excluding homesite residuals, as compared to $83,000 for the second quarter of 2022. The difference in the average price is driven by the mix of sales from different residential communities.

For the six months ended June 30, 2023, total consolidated revenue increased by 51% to $201.1 million, as compared to $133.1 million for the first six months of 2022. For the first six months of 2023, consolidated revenue growth included a 61% increase in real estate revenue, a 52% increase in hospitality revenue and a 34% increase in leasing revenue, as compared to the same period in 2022.

Over the past few years, the Company entered into eight joint ventures which are unconsolidated and accounted for using the equity method. For the three months ended June 30, 2023, these unconsolidated joint ventures had $88.9 million of revenue, as compared to $33.9 million for the same period in 2022. For the first six months of 2023, these unconsolidated joint ventures had $170.7 million of revenue, as compared to $47.3 million for the first six months of 2022. This activity is in addition to the Company’s reported consolidated revenue. The Company’s economic interests in its unconsolidated joint ventures resulted in $9.7 million in equity in income from unconsolidated joint ventures, for the first six months of 2023, as compared to $0.9 million for the first six months of 2022. Although these business ventures are not included as revenue in the Company’s financial statements, they are part of the core business strategy which is generating substantial financial returns for the Company.

Net income for the second quarter of 2023 increased by 104% to $34.7 million, or $0.60 per share, as compared to net income of $17.0 million, or $0.29 per share, for the same period in 2022. Net income for the first six months of 2023 increased by 48% to $45.1 million, or $0.77 per share, as compared to net income of $30.4 million, or $0.52 per share, for the same period in 2022.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, for the three months ended June 30, 2023, increased by 99% to $59.7 million, as compared to $30.0 million for the same period in 2022. EBITDA for the six months ended June 30, 2023, increased by 53% to $84.1 million, as compared to $54.8 million for the same period in 2022. Depreciation is a non-cash, GAAP expense which is amortized over an asset’s useful life, while maintenance and repair expenses are period costs and expensed as incurred. See Financial Data below for additional information, including a reconciliation of EBITDA to net income attributable to the Company.

On July 26, 2023, the Board of Directors declared a cash dividend of $0.12 per share on the Company’s common stock, a 20% increase from the June 2023 dividend payment, payable on September 8, 2023, to shareholders of record as of the close of business on August 11, 2023.

Real Estate

For the three months ended June 30, 2023, real estate revenue increased by 148% to $69.3 million, as compared to $28.0 million for the three months ended June 30, 2022. The homesite sales volume increased by 30% to 300 homesites as compared to 231 homesites for the three months ended June 30, 2022. Due to the mix of sales from different communities, the average base sales price for the second quarter of 2023 was $153,000 per homesite as compared to $83,000 per homesite for the second quarter of 2022.

For the six months ended June 30, 2023, real estate revenue increased by 61% to $104.3 million as compared to $64.8 million for the first six months of 2022. The homesite sales volume increased by 52% to 627 homesites as compared to 412 homesites sold in the first half of 2022. The average base sales price for the first six months of 2023 was $105,000 as compared to $113,000 for the same period in 2022.

As of June 30, 2023, the Company had 1,825 residential homesites under contract, which are expected to result in base revenue of approximately $87,000 per homesite, plus residuals over the next several years, as compared to 2,172 residential homesites under contract at approximately $77,000 per homesite, plus residuals as of June 30, 2022. The change in homesites under contract is due to increased homesite transactions in the first six months of 2023 and amount of remaining homesites in current phases of residential communities.

The Latitude Margaritaville Watersound unconsolidated joint venture, planned for 3,500 residential homes, had 150 net sales contracts executed in the second quarter of 2023. Since the start of sales in 2021, there have been 1,341 home contracts. For the second quarter of 2023, there were 164 completed home sales, bringing the community to 676 occupied homes. The 665 homes under contract as of June 30, 2023, are expected to result in a sales value of approximately $333.2 million at completion. The 665 homes under contract had an average sales price of approximately $501,000 as of June 30, 2023, as compared to the 605 homes under contract with an average sales price of approximately $484,000 as of June 30, 2022.

Hospitality

Hospitality revenue increased by 52% to a quarterly record of $45.1 million in the second quarter of 2023, as compared to $29.6 million in the second quarter of 2022. Hospitality revenue continues to benefit from the growth of the Watersound Club membership program and increased operational hotel rooms. As of June 30, 2023, the Company had 2,853 club members as compared to 2,488 club members as of June 30, 2022. As of June 30, 2023, the Company owned (individually by the Company or through consolidated and unconsolidated joint ventures) eleven hotels with 1,177 operational hotel rooms, as compared to 476 hotel rooms as of June 30, 2022.

Five hotels, totaling 646 rooms, opened for business in 2023. The Lodge 30A hotel opened to guests in February 2023. Embassy Suites by Hilton Panama City Beach Resort located in the Pier Park area of Panama City Beach opened for business in April 2023. Home2 Suites by Hilton Santa Rosa Beach hotel and Hotel Indigo Panama City Marina opened for business in June 2023. The Camp Creek Inn received the first guests in July 2023. Residence Inn by Marriott, in the Pier Park area of Panama City Beach, is also under construction, which when complete, increases operational hotel rooms to 1,298 rooms.

Point South Marina Bay Point, with 127 wet slips, opened for business in the third quarter of 2022. Point South Marina Port St. Joe, with 252 dry slips and 48 wet slips, opened for business in the fourth quarter of 2022. The Company is planning to build and/or operate additional marinas with potential for a total of 750 wet and dry slips.

Leasing

Leasing revenue from commercial, retail, multi-family, senior living, self-storage, marinas and other properties increased by 33% to $12.4 million in the second quarter of 2023, compared to the same period in 2022. As of June 30, 2023, the Company, through consolidated and unconsolidated joint ventures, had 1,024 completed multi-family and senior living units with an additional 359 units under construction.

Rentable space as of June 30, 2023, consisted of approximately 1,041,000 square feet, of which approximately 1,016,000, or 98%, was leased, as compared to approximately 981,000 square feet as of June 30, 2022, of which approximately 909,000, or 93%, was leased. The Company has an additional 124,000 square feet of rentable space under construction. The Company is focused on commercial lease space at the Watersound Town Center, Watersound West Bay Center and the FSU/TMH Medical Campus. These three centers have the potential for over 1.2 million square feet of leasable space. The Company, wholly or through joint ventures, owns or operates commercial and hospitality businesses on real estate that could otherwise be leased to others.

Corporate and Other Operating Expenses

The Company’s corporate and other operating expenses for the three months ended June 30, 2023, and 2022, were comparable at $5.5 million for both periods and increased $0.2 million for the first six months of 2023 to $11.3 million as compared to the first six months of 2022 of $11.1 million. Corporate and operating expenses were approximately 6% of revenue for the first six months of 2023, as compared to 8% for the first six months of 2022.

Investments, Liquidity and Debt

In the second quarter of 2023, the Company funded $60.9 million in capital expenditures. In addition, the Company paid $5.8 million in cash dividends. As of June 30, 2023, the Company had $88.6 million in cash, cash equivalents and other liquid investments as compared to $78.3 million as of December 31, 2022, an increase of $10.3 million. As of June 30, 2023, the Company had $300.7 million invested in development property, which, when complete, will be added to operating property or sold.

As of June 30, 2023, the weighted average effective interest rate of outstanding debt was 5.2% with the average remaining life of 17.7 years. 68% of the Company’s outstanding debt had a fixed or swapped interest rate. The remaining 32% of debt has interest rates that vary with LIBOR or SOFR. Effective July 1, 2023, the remainder of the Company’s debt agreements utilizing LIBOR will automatically transition to SOFR. Company debt as of June 30, 2023, is approximately 29% of the Company’s total assets.

Additional Information and Where to Find It

Additional information with respect to the Company’s results for the second quarter 2023 will be available in a Form 10-Q that will be filed with the Securities and Exchange Commission (“SEC”) and can be found at www.joe.com and at the SEC’s website www.sec.gov. We recommend studying the Company’s latest Form 10-Q and Form 10-K before making an investment decision.

FINANCIAL DATA SCHEDULES

Financial data schedules in this press release include consolidated results, summary balance sheets, corporate and other operating expenses and the reconciliation of earnings before interest, taxes, depreciation and amortization (EBITDA), a non-GAAP financial measure, for the second quarter of 2023 and 2022, respectively.

FINANCIAL DATA
Consolidated Results (Unaudited)
($ in millions except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Revenue
Real estate revenue	$69.3	$28.0	$104.3	$64.8
Hospitality revenue	45.1	29.6	69.6	45.9
Leasing revenue	12.4	9.3	24.2	18.1
Timber revenue	1.3	1.3	3.0	4.3
Total revenue	128.1	68.2	201.1	133.1
Expenses
Cost of real estate revenue	31.3	12.8	51.4	28.1
Cost of hospitality revenue	33.3	21.4	56.2	36.3
Cost of leasing revenue	6.5	4.0	11.9	7.7
Cost of timber revenue	0.2	0.2	0.4	0.4
Corporate and other operating expenses	5.5	5.5	11.3	11.1
Depreciation, depletion and amortization	9.5	5.5	16.8	10.5
Total expenses	86.3	49.4	148.0	94.1
Operating income	41.8	18.8	53.1	39.0
Investment income, net	3.2	2.5	6.1	4.8
Interest expense	(7.2)	(4.1)	(13.4)	(8.2)
Equity in income from unconsolidated joint ventures	6.0	1.4	9.7	0.9
Other income, net	1.5	4.4	2.7	4.5
Income before income taxes	45.3	23.0	58.2	41.0
Income tax expense	(11.5)	(5.9)	(14.9)	(10.5)
Net income	33.8	17.1	43.3	30.5
Net loss (income) attributable to non-controlling interest	0.9	(0.1)	1.8	(0.1)
Net income attributable to the Company	$34.7	$17.0	$45.1	$30.4
Basic net income per share attributable to the Company	$0.60	$0.29	$0.77	$0.52
Basic weighted average shares outstanding	58,314,117	58,882,392	58,311,619	58,882,470

Summary Balance Sheet (Unaudited)
($ in millions)

	June 30, 2023	December 31, 2022
Assets
Investment in real estate, net	$1,006.1	$996.3
Investment in unconsolidated joint ventures	60.4	50.0
Cash and cash equivalents	60.7	37.7
Investments – debt securities	27.9	40.6
Other assets	93.5	61.7
Property and equipment, net	69.0	39.6
Investments held by special purpose entities	204.5	204.9
Total assets	$1,522.1	$1,430.8

Liabilities and Equity
Debt, net	$446.6	$385.9
Other liabilities	78.3	94.3
Deferred revenue	47.4	38.9
Deferred tax liabilities, net	90.1	82.7
Senior Notes held by special purpose entity	178.0	177.9
Total liabilities	840.4	779.7
Total equity	681.7	651.1
Total liabilities and equity	$1,522.1	$1,430.8
Corporate and Other Operating Expenses (Unaudited)
($ in millions)

	Quarter Ended June 30,		Six Months Ended June 30,
	2023	2022	2023	2022
Employee costs	$2.7	$2.4	$5.4	$4.7
Property taxes and insurance	1.3	1.3	2.7	2.6
Professional fees	0.7	0.8	1.7	1.9
Marketing and owner association costs	0.2	0.4	0.4	0.6
Occupancy, repairs and maintenance	0.1	0.2	0.3	0.4
Other miscellaneous	0.5	0.4	0.8	0.9
Total corporate and other operating expenses	$5.5	$5.5	$11.3	$11.1

Reconciliation of Non-GAAP Financial Measures (Unaudited)
($ in millions)

Earnings before interest, taxes, depreciation and amortization (“EBITDA”) is a non-GAAP financial measure, which management believes assists investors by providing insight into operating performance of the Company across periods on a consistent basis and, when viewed in combination with the Company results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting the Company. However, EBITDA has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of results reported under GAAP. EBITDA is calculated by adjusting “Interest expense”, “Investment income, net”, “Income tax expense”, “Depreciation, depletion and amortization” to “Net income attributable to the Company”.

	Quarter Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net income attributable to the Company	$34.7	$17.0	$45.1	$30.4
Plus: Interest expense	7.2	4.1	13.4	8.2
Less: Investment income, net	(3.2)	(2.5)	(6.1)	(4.8)
Plus: Income tax expense	11.5	5.9	14.9	10.5
Plus: Depreciation, depletion and amortization	9.5	5.5	16.8	10.5
EBITDA	$59.7	$30.0	$84.1	$54.8

Important Notice Regarding Forward-Looking Statements

Certain statements contained in this press release, as well as other information provided from time to time by the Company or its employees, may contain forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as “guidance,” “anticipate,” “estimate,” “expect,” “forecast,” “project,” “plan,” “intend,” “believe,” “confident,” “may,” “should,” “can have,” “likely,” “future” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events. Examples of forward-looking statements in this press release include statements regarding our growth prospects; expansion of operational assets such as increases in hotel rooms in 2023; plans to maintain an efficient cost structure; our capital allocation initiatives, including the payment of our quarterly dividend; plans regarding our joint venture developments; and the timing of current developments and new projects in 2023 and beyond. These statements involve risks and uncertainties, and actual results may differ materially from any future results expressed or implied by the forward-looking statements.

The Company wishes to caution readers that, although we believe any forward-looking statements are based on reasonable assumptions, certain important factors may have affected and could in the future affect the Company’s actual financial results and could cause the Company’s actual financial results for subsequent periods to differ materially from those expressed in any forward-looking statement made by or on behalf of the Company, including: our ability to successfully implement our strategic objectives; new or increased competition across our business units; any decline in general economic conditions, particularly in our primary markets; interest rate fluctuations; supply chain disruptions; inflation; financial institution disruptions; geopolitical conflicts and political uncertainty and the corresponding impact on the global economy; our ability to successfully execute or integrate new business endeavors and acquisitions; our ability to yield anticipated returns from our developments and projects; our ability to effectively manage our real estate assets, as well as the ability for us or our joint venture partners to effectively manage the day-to-day activities of our projects; our ability to complete construction and development projects within expected timeframes; the illiquidity of all real estate assets; financial risks, including risks relating to currency fluctuations, credit risks, and fluctuations in the market value of our investment portfolio; any potential negative impact of our longer-term property development strategy, including losses and negative cash flows for an extended period of time if we continue with the self-development of granted entitlements; our dependence on homebuilders; mix of sales from different communities and the corresponding impact on sales period over period; reductions in travel and other risks inherent to the hospitality industry; the financial condition of our commercial tenants; regulatory and insurance risks associated with our senior living facilities; public health emergencies; any reduction in the supply of mortgage loans or tightening of credit markets; our dependence on strong migration and population expansion in our regions of development, particularly Northwest Florida; our ability to fully recover from natural disasters and severe weather conditions; the actual or perceived threat of climate change; the seasonality of our business; our ability to obtain adequate insurance for our properties or rising insurance costs; our dependence on certain third party providers; the inability of minority shareholders to influence corporate matters, due to concentrated ownership of largest shareholder; the impact of unfavorable legal proceedings or government investigations; the impact of complex and changing laws and regulations in the areas we operate; changes in tax rates, the adoption of new U.S. tax legislation, and exposure to additional tax liabilities, including with respect to Qualified Opportunity Zone program; new litigation; our ability to attract and retain qualified employees, particularly in our hospitality business; our ability to protect our information technology infrastructure and defend against cyber-attacks; increased media, political, and regulatory scrutiny could negatively impact our reputation; our ability to maintain adequate internal controls; risks associated with our financing arrangements, including our compliance with certain restrictions and limitations; our ability to pay our quarterly dividend; and the potential volatility of our common stock. More information on these risks and other potential factors that could affect the Company’s business and financial results is included in the Company’s filings with the SEC, including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s most recently filed periodic reports on Form 10-K and subsequent filings. The discussion of these risks is specifically incorporated by reference into this press release.

Any forward-looking statement made by us in this press release speaks only as of the date on which it is made, and we do not undertake to update these statements other than as required by law.

About The St. Joe Company

The St. Joe Company is a real estate development, asset management and operating company with real estate assets and operations in Northwest Florida. The Company intends to use existing assets for residential, hospitality and commercial ventures. St. Joe has significant residential and commercial land-use entitlements. The Company actively seeks higher and better uses for its real estate assets through a range of development activities. More information about the Company can be found on its website at www.joe.com. On a regular basis, the Company releases a video showing progress on projects in development or under construction. See https://www.joe.com/video-gallery for more information.

© 2023, The St. Joe Company. “St. Joe®”, “JOE®”, the “Taking Flight” Design®, “St. Joe (and Taking Flight Design)®”, and other amenity names used herein are the registered service marks of The St. Joe Company or its affiliates or others.

Contacts

St. Joe Investor Relations Contact:
Marek Bakun
Chief Financial Officer
1-866-417-7132
marek.bakun@joe.Com